UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2020
Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37716	72-1211572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

212 Lavaca St., Suite 300
Austin	Texas	78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	STRS	The NASDAQ Stock Market
Series D Participating Cumulative Preferred Stock Purchase Rights	STRS	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On December 17, 2020, the Board of Directors (the “Board”) of Stratus Properties Inc. (“Stratus”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Neville L. Rhone, Jr. to serve as a Class II director of the Board, effective immediately. Mr. Rhone was also appointed as a member of the Audit Committee and the Nominating and Corporate Governance Committee of the Board. As a Class II director, Mr. Rhone will serve until Stratus’ 2021 annual meeting of stockholders or until his successor is duly elected and qualified.

The Board determined that Mr. Rhone is independent pursuant to the director independence standards established under the NASDAQ Stock Market listing rules and Stratus’ Corporate Governance Guidelines, and that he meets the additional independence requirements for service on Stratus’ Audit Committee. The Board now consists of six directors, five of whom are independent. There is no arrangement or understanding between Mr. Rhone and any other person pursuant to which Mr. Rhone was selected as a director. There are no transactions involving Stratus and Mr. Rhone that Stratus would be required to report under Item 404(a) of Regulation S-K.

Mr. Rhone will receive compensation for his Board and committee service in accordance with Stratus’ standard compensation arrangements for non-employee directors, which are described in Stratus’ definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on April 3, 2020 under the heading “Director Compensation.” With respect to the equity-based component of Stratus’ non-employee director compensation arrangements, on December 17, 2020, Stratus approved a grant of restricted stock units to Mr. Rhone with a pro-rated target grant date value of $31,950, with the number of restricted stock units determined based on the closing stock price of Stratus’ common stock on December 17, 2020. The restricted stock units will vest ratably over four years beginning on September 1, 2021.

In connection with Mr. Rhone’s appointment, Charles W. Porter resigned as a Class II director and was immediately reappointed as a Class III director, the Class to which he was originally appointed upon first joining Stratus’ Board in 2012. Mr. Porter’s reappointment to Class III filled the vacancy in Class III created by the resignation of Ella Benson in September 2020, and Mr. Rhone filled the vacancy created by Mr. Porter’s resignation and reappointment. As previously disclosed, on March 12, 2020, Mr. Porter had resigned as a Class III director and was immediately reappointed as a Class II director solely for the purpose of filling the vacancy in Class II created by the death of former director John C. Schweitzer and in order to rebalance the three classes so that they would be as nearly equal in number as is possible, as required by Stratus’ Certificate of Incorporation.

Accordingly, Stratus’ current Class II directors, with terms expiring at the 2021 annual meeting of stockholders and until their successors are elected and qualified, are Neville L. Rhone, Jr. and James C. Leslie. Stratus’ current Class III directors, with terms expiring at the 2022 annual meeting of stockholders and until their successors are elected and qualified, are Charles W. Porter and William H. Armstrong III. Stratus’ current Class I directors, with terms expiring at the 2023 annual meeting of stockholders and until their successors are elected and qualified, are James E. Joseph and Michael D. Madden.

Mr. Porter was also immediately reappointed as a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Mr. Porter serves as a director on Stratus’ Board as the designated director of LCHM Holdings, LLC, pursuant to an Investor Rights Agreement between Stratus and Moffett Holdings, L.L.C. dated March 15, 2012, which was subsequently assigned to LCHM Holdings, LLC. Mr. Porter will continue to receive compensation for his Board and committee service in accordance with Stratus’ standard compensation arrangements for non-employee directors, which are described in Stratus’ definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on April 3, 2020, under the heading “Director Compensation.”

Item 8.01. Other Events.

Stratus issued a press release dated December 17, 2020, announcing the appointment of Neville L. Rhone, Jr. to the Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title
99.1	Press release dated December 17, 2020, titled “Stratus Properties Inc. Announces Appointment of Neville L. Rhone, Jr. to its Board of Directors.”
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By: /s/ Erin D. Pickens
Erin D. Pickens
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer)

Date: December 17, 2020